                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)(1)


              Excelsior-Henderson Motorcycle Manufacturing Company
           -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               --------------------------------------------------
                         (Title of Class of Securities)

                                   300906 10 4
                   ------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


               Check the appropriate box to designate rule pursuant to which this Schedule is filed:

                     / /      Rule 13d-1(b)
                     / /      Rule 13d-1(c)
                     /X/      Rule 13d-1(d)


-----------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).
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CUSIP No. 300906 10 4                 13G                            Page 2 of 5



1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Daniel L. Hanlon

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (A) / /
                                                                         (B) / /

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                 5.        SOLE VOTING POWER

           NUMBER OF                       1,513,400

            SHARES               6.        SHARED VOTING POWER

         BENEFICIALLY                      43,998

         OWNED BY EACH           7.        SOLE DISPOSITIVE POWER

       REPORTING PERSON                    1,513,400

             WITH                8.        SHARED DISPOSITIVE POWER

                                           43,998

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,557,398

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.1%

12.      TYPE OF REPORTING PERSON*

         IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT.
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CUSIP No. 300906 10 4                 13G                            Page 3 of 5

ITEM 1(a).           NAME OF ISSUER:

                     Excelsior-Henderson Motorcycle Manufacturing Company

ITEM 1(b).           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     805 Hanlon Drive
                     Belle Plaine, Minnesota  56011

ITEM 2(a).           NAME OF PERSON FILING:

                     Daniel L. Hanlon

ITEM 2(b).           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE:

                     805 Hanlon Drive
                     Belle Plaine, Minnesota  56011

ITEM 2(c).           CITIZENSHIP:

                     United States

ITEM 2(d).           TITLE OF CLASS OF SECURITIES:

                     Common Stock, $.01 par value

ITEM 2(e).           CUSIP NUMBER:

                     300906 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                        (a) / / Broker or dealer registered under Section 15
                                of the Exchange Act.

                        (b) / / Bank as defined in Section 3(a)(6) of the
                                Exchange Act.

                        (c) / / Insurance company as defined in Section 3(a)
                                (19) of the Exchange Act.

                        (d) / / Investment company registered under Section 8
                                of the Investment Company Act.

                        (e) / / An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E);

                        (f) / / An employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F);

                        (g) / / A parent holding company or control person in
                                accordance with Rule 13d-1(b)(ii)(G);

                        (h) / / A savings association as defined in Section
                                3(b) of the Federal Deposit Insurance Act;

                        (i) / / A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act;

                        (j) / / Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).

                             Not Applicable
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CUSIP No. 300906 10 4                 13G                            Page 4 of 5




ITEM 4.      OWNERSHIP.

                    Provide the following information regarding the
             aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                   (a)  Amount beneficially owned:

                        1,557,398
                        ------------------------------------------

                   (b)  Percent of class:

                        10.1%
                        ------------------------------------------

                   (c)  Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote 1,513,400
                                                                      ----------

                        (ii)  Shared power to vote or to direct the vote 43,998
                                                                         ------

                        (iii) Sole power to dispose or to direct the
                              disposition of 1,513,400
                                            ----------

                        (iv) Shared power to dispose or to direct the disposition of 43,998
                                            -------


ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable


ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable


ITEM 10.             CERTIFICATION.

                     Not Applicable
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CUSIP No. 300906 10 4                 13G                            Page 5 of 5


                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated:  February 11, 2000


                                               /s/ Daniel L. Hanlon
                                               ---------------------------------
                                               Daniel L. Hanlon